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                     April 26, 2023

       Jeff Shaner
       President and Chief Executive Officer
       Aveanna Healthcare Holdings, Inc.
       400 Interstate North Parkway SE
       Atlanta, Georgia 30339

                                                        Re: Aveanna Healthcare
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 001-40362

       Dear Jeff Shaner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services